Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2019, relating to the financial statements and financial highlights of Innovator IBD® 50 ETF, Innovator IBD® ETF Leaders ETF, Innovator IBD® Breakout Opportunities ETF, and Innovator Loup Frontier Tech ETF, each a series of Innovator ETFs Trust, for the year ended October 31, 2019, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Investment Adviser and Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

February 28, 2020